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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                                 August 4, 1999



                             MDI ENTERTAINMENT, INC.
                             -----------------------
               (Exact Name of Registrant as Specified in Charter)


    Delaware                         0-24919                        73-1515699
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(State or Other                 (Commission File                  (IRS Employer
 Jurisdiction of                     Number)                 Identification No.)
 Incorporation)

                                 201 Ann Street

                           Hartford, Connecticut 06103
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                    (Address of Principal Executive Offices)

                    Registrant's Telephone Number, including
                           area code: (860) 527-5359

                 (Former Address, if changed since last report)


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Item 5:  Other Events

     MDI Entertainment, Inc. (the "Company") received gross proceeds of $1,750,000 on August 4, 1999 from the private sale to an investor of 2,027 shares of Series A Convertible Preferred Stock (the "Preferred Stock"), representing approximately 20% of the outstanding common stock of the Company on an as converted basis. The Preferred Stock has a liquidation preference of $1,750,000, pays a dividend at the rate of 10% per annum, payable in cash or common stock at the discretion of the Company, and is convertible into an aggregate of 2,027,000 shares of the Company's common stock, subject to adjustment under certain circumstances. As long as 2,027 shares of the Preferred Stock remain outstanding, the holders of a majority of such shares may elect a director of the Company. In addition, such holders are entitled to a right of first refusal on new securities issued by the Company, subject to certain exclusions. The Company may not create or increase the authorized number of shares of any class or series of stock ranking prior to or on parity with the Preferred Stock either as to dividends or liquidation without approval of a majority of the holders of the Preferred Stock.

     The Company has agreed to file a registration statement with respect to the resale of the common stock underlying the Preferred Stock within 45 days following closing, which is required to be declared effective within 120 days of closing, subject to certain exceptions. If such filing and effectiveness are not achieved by the deadlines, the investor may be entitled to certain penalties. In addition, upon effectiveness of such registration statement, the Preferred Stock will pay a reduced dividend at the rate of 5% per annum. If not previously converted by the investor, the Preferred Stock will automatically convert into common stock in quarterly installments over a period of one year following the effectiveness of the registration statement.

     In connection with the placement, MDI paid Venture Partners Capital, LLC, a registered broker-dealer a $140,000 cash fee and a seven-year warrant to purchase 566,875 shares of common stock at $1.31 per share.

Item 7: Financial Statements, Pro Forma Financial information and Exhibits.

(c)    Exhibits

       99.1 Stock Purchase Agreement, dated August 4, 1999, between MDI Entertainment, Inc. and International Capital Partners, LLC.

       99.2 Registration Rights Agreement, dated August 4, 1999, between MDI Entertainment, Inc. and International Capital Partners, LLC.

       99.3 MDI Entertainment, Inc. Certificate of Designations, Preferences and Rights of Series A Preferred Stock, executed August 4, 1999.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 1999

                                   MDI ENTERTAINMENT, INC.

                                   By: /s/ Steven M. Saferin
                                       -------------------------
                                        Steven M. Saferin
                                        President and Chief Executive Officer


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